Exhibit 99.1

For Immediate Release

Bio-Rad Reports First-Quarter 2013 Financial Results

HERCULES, CA - May 7, 2013 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the first quarter ended March 31, 2013.

First-quarter reported revenues were $499.7 million, up 2.8% compared to $486.3 million reported for the first quarter of 2012. These results include $6.2 million of sales resulting from the Company's acquisition of AbD Serotec in January 2013. On a currency-neutral basis, quarterly revenues increased 3.6% compared to the same period last year. First-quarter 2013 gross margin was 54.3% compared to 57.3% during the same quarter last year. The year-over-year reduction in gross margin in the first quarter reflected an unfavorable sales mix, inclusion of amortization expense related to acquisitions, higher manufacturing costs, increased royalty and license accruals, obsolete inventory, and costs associated with the new medical device tax in the U.S.

Net income attributable to Bio-Rad for the first quarter of 2013 was $19.5 million, or $0.68 per share on a fully diluted basis compared to $31.0 million, or $1.09 per share during the same period last year. The lower net income in the first quarter of 2013 versus the first quarter of 2012 reflected lower gross profit, higher relative SG&A expenses largely due to employee expenses associated with acquisitions and our investment in new systems, as well as a decrease in other income due to higher realized gains on the sale of equity investments in the first quarter of 2012. These results were somewhat offset by a lower tax rate due to the retroactive reinstatement of the 2012 U.S. research & development tax credit.

“We continued to see softness in the research markets, impacting our results in the first quarter,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “This softness, together with a number of operational factors, affected our profitability. While first-quarter sales growth was slow, our outlook for the remainder of the year is cautiously optimistic.”

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Life Science
The Life Science segment net sales for the first quarter of 2013 were $156.3 million, up 0.9% compared to the same period last year. On a currency-neutral basis, Life Science segment sales increased 2.5% compared to the first quarter in 2012. Results from the first quarter benefitted from increased sales of Droplet Digital™ PCR products, the ProteOn™ XPR36 protein interaction array system and reagents, as well as sales of antibodies and reagents resulting from the Company's acquisition of AbD Serotec. AbD Serotec is one of the world's leading antibody manufacturers offering over 15,000 antibodies, kits, and accessories. The acquisition provides Bio-Rad access to a comprehensive catalog of antibodies and a powerful in vitro antibody generation technology, enabling the validation of total assay solutions on Bio-Rad's research platforms for western blotting, multiplex protein expression, ELISA, and cell sorting product lines. Growth of the Life Science segment during the first quarter of 2013 was offset by continued challenges in the research spending environment, particularly in the U.S. and Europe.

Clinical Diagnostics
Net sales for the Clinical Diagnostics segment in the first quarter of 2013 were $339.9 million, an increase of 3.9% compared to the first quarter for 2012. On a currency-neutral basis, net sales were up 4.3% compared to the same period last year. During the first quarter, the Clinical Diagnostics segment had growth across its product lines most notably from its quality controls and diabetes products as well as placements of the BioPlex® 2200 system. In February, Bio-Rad and Inpeco, a leading company in the field of laboratory automation, entered into a development agreement to build interfaces between Bio-Rad's clinical diagnostics platforms for diabetes, autoimmune disease, and infectious disease testing and Inpeco's FlexLab™ 3.6 system. The agreement provides clinical diagnostics labs with a complete and integrated solution that automates sample processing, consolidates testing platforms, and improves operating efficiency of its instruments.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) May 7, 2013. Interested parties may access the call by dialing 866-515-2909 within the U.S. or 617-399-5123 outside the U.S., access number 66262761.

A live webcast of the conference call may be accessed in the Investor Relations section of our website at www.bio-rad.com. A replay of the call will be available at 888-286-8010 within the U.S. or 617-801-6888 outside the U.S., access number 43386359, for seven days following the call. The webcast of the call will

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be archived on the Bio-Rad site and may be accessed in the Investor Relations section of www.bio-rad.com.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has been at the center of scientific discovery for 60 years, manufacturing and distributing a broad range of products for life science research and clinical diagnostic markets. The company is renowned for its commitment to quality and customer service among university and research institutions, hospitals, public health and commercial laboratories, as well as the biotechnology, pharmaceutical, and food safety industries. Founded in 1952, Bio-Rad is based in Hercules, California, and serves more than 100,000 research and industry customers through its global network of operations. The company employs approximately 7,300 people worldwide and had revenues exceeding $2 billion in 2012. Visit us at www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

Investor and Financial Contacts:
Bio-Rad Laboratories, Inc.
Christine Tsingos, Executive Vice President and Chief Financial Officer
Ron Hutton, Vice President, Treasurer
510-724-7000
Investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net sales	$499,672	$486,277
Cost of goods sold	228,260	207,695
Gross profit	271,412	278,582
Selling, general and administrative expense	185,917	171,293
Research and development expense	51,941	52,923
Income from operations	33,554	54,366
Interest expense	10,977	13,196
Foreign exchange losses, net	1,528	1,441
Other (income) expense, net	(1,400)	(6,450)
Income before income taxes	22,449	46,179
Provision for income taxes	(2,929)	(15,235)
Net income including noncontrolling interests	19,520	30,944
Net (income) loss attributable to noncontrolling interests	(21)	61
Net income attributable to Bio-Rad	$19,499	$31,005

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$0.68	$1.10
Weighted average common shares - basic	28,494	28,201

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$0.68	$1.09
Weighted average common shares - diluted	28,817	28,553

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
Current assets:
Cash and cash equivalents	$368,629	$463,388
Short-term investments	468,203	457,685
Accounts receivable, net	377,548	398,739
Inventories, net	467,321	448,370
Other current assets	183,479	161,750
Total current assets	1,865,180	1,929,932

Property, plant and equipment, net	422,699	416,938
Goodwill, net	502,145	495,418
Purchased intangibles, net	286,722	260,939
Other assets	380,057	333,526
Total assets	$3,456,803	$3,436,753

Current liabilities:
Accounts payable	$119,340	$130,867
Accrued payroll and employee benefits	127,605	135,955
Notes payable and current maturities of long-term debt	1,698	1,750
Income and other taxes payable	32,956	32,299
Other current liabilities	165,141	169,049
Total current liabilities	446,740	469,920

Long-term debt, net of current maturities	732,586	732,414
Other long-term liabilities	246,260	223,149
Total liabilities	1,425,586	1,425,483

Bio-Rad stockholders’ equity	2,031,217	2,010,735
Noncontrolling interests	—	535
Total stockholders’ equity	2,031,217	2,011,270
Total liabilities and stockholders’ equity	$3,456,803	$3,436,753

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Cash flows from operating activities:
Cash received from customers	$504,158	$501,075
Cash paid to suppliers and employees	(459,667)	(428,733)
Interest paid	(11,675)	(12,340)
Income tax payments	(14,195)	(25,010)
Other operating activities	1,879	268
Net cash provided by operating activities	20,500	35,260
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(75,056)	(15,329)
Other investing activities	(40,283)	(70,956)
Net cash used in investing activities	(115,339)	(86,285)
Cash flows from financing activities:
Payments on long-term borrowings	(74)	(225)
Other financing activities	3,222	3,944
Net cash provided by financing activities	3,148	3,719
Effect of foreign exchange rate changes on cash	(3,068)	6,887
Net decrease in cash and cash equivalents	(94,759)	(40,419)
Cash and cash equivalents at beginning of period	463,388	574,231
Cash and cash equivalents at end of period	$368,629	$533,812

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$19,520	$30,944
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	33,290	31,096
Changes in working capital	(32,814)	(20,753)
Other	504	(6,027)
Net cash provided by operating activities	$20,500	$35,260

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